UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KOHL’S CORPORATION

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1 1. Bloomberg; as of close of trading on March 22, 2021. $70 $60 $50 $40 $30 $20 OCT 20 NOV 20 DEC 20 JAN 21 FEB 21 MAR 21 KOHL’S STOCK PRICE PERFORMANCE_ >200% March 24, 2021 Dear Fellow Shareholder: Kohl’s Board and management are acting decisively to create value for all shareholders. In October 2020, we announced a new strategy to accelerate Kohl’s top line growth and enhance long-term profitability, and we are already seeing significant progress. Our third and fourth quarter 2020 results showed continued sequential improvement and exceeded expectations. Investors and analysts have taken notice. Since launching our strategy, our stock price has increased more than 200%, outperforming the S&P 500 by more than 185%_. We are delivering on initiatives which are positioning us for long-term success and allowing us to capture market share from the ongoing retail industry disruption. For example, in the fourth quarter of 2020 we grew digital sales more than 20% year-over-year, accounting for more than 40% of net sales, with our stores still playing a critical role in supporting the heightened demand. As you may know, a group of activist investors (the “Activists”) has recently accumulated a position in Kohl’s and is seeking five seats on our Board of Directors. Kohl’s is committed to engaging constructively with all of our shareholders and will continue to listen to the Activists. But we strongly believe that the election of the Activists’ nominees would disrupt our momentum and would not benefit our shareholders over the long term. We urge you to simply discard any White proxy card you may receive from the Activists. PROTECT THE VALUE OF YOUR INVESTMENT IN KOHL’S — VOTE THE BLUE PROXY CARD TODAY FOR ALL OF KOHL’S HIGHLY QUALIFIED DIRECTOR NOMINEES.

2 The Kohl’s Board brings a diverse and relevant set of experiences well suited to support our continued momentum. We strongly recommend that you vote the BLUE Proxy Card today For All of Kohl’s highly qualified director nominees. KOHL’S NEW STRATEGY IS CREATING VALUE FOR SHAREHOLDERS. THE ACTIVISTS’ CAMPAIGN THREATENS TO DISRUPT OUR MOMENTUM. Overseen by Kohl’s Board of Directors, the strategy we launched in October 2020 aims to accelerate growth and expand operating margin to 7% to 8% by 2023. ACCELERATING TOP LINE GROWTH We are building on proven momentum to drive top line growth in several key areas: • Building a Transformational Beauty Business with Sephora: In December, we announced a game-changing long-term partnership with Sephora to establish Kohl’s as a leading Beauty destination. Sephora will become Kohl’s exclusive beauty partner that will expand to at least 850 Sephora at Kohl’s locations by 2023 – 200 of which will open this year – and a comprehensive digital launch in August 2021. We expect this strategic partnership to drive significant customer tra_c, acquisition of new younger customers and significantly grow our Beauty business while positively impacting sales across other categories. Growing Our Active Business to 30% of Sales: We are significantly increasing our leadership position in Active, which grew at a 10% CAGR from 2017 to 2019 and continued to outperform in 2020. Today, Active represents 20% of our sales, roughly double what it was in 2013. We plan to increase Active to 30% of sales, driven by assortment expansion of key national brands, expanding dedicated space in our stores, and growing outdoor through new partnerships such as Land’s End and Eddie Bauer. We will amplify the athleisure opportunity through the recent launch of FLX, our new athleisure private brand, extend our partnerships with strong national brands such as Champion and introduce relevant new brands such as Calvin Klein. • Reigniting Our Women’s Business: With our Women’s business under a new leadership team, we have optimized our product portfolio by exiting more than 10 down-trending brands and are driving increased clarity and productivity by significantly reducing choice counts while building depth. We are creating a more focused, inviting and simplified experience by making stronger statements with our key private brands such as Sonoma and SO and national brands such as Levi’s. We will continue to add new relevant brands through a highly disciplined process of bringing in products that fill a white space in our o_erings for customers. These e_orts are driving progress as the Women’s business’ quarter-over-quarter improvement outpaced the Company during the fourth quarter of 2020.

- **Investing in Our Differentiated Omnichannel Platform:**
  Our 1,160 highly convenient off-mall stores and our large and growing digital business together represent our powerful omnichannel foundation. Kohl's stores are financially healthy, with 95% of stores 4-wall cash flow positive in 2020 despite the pandemic resulting in closures for periods of seven weeks to as many as 17 weeks. Our digital sales have increased almost 120% since 2015 and represented 40% of total sales in 2020. Our stores have supported much of this growth, fulfilling nearly 45% of digital sales in 2020 through capabilities including ship from store, BOPUS and curbside pickup. We will continue to invest in our stores and omnichannel capabilities to further enhance the customer experience and drive productivity as a Kohl's omni-customer is four times more productive than a store-only shopper and six times more productive than a digital-only customer.


17% CAGR
$2.7B
$3B
$3.6B
$4B
$4.5B
$5.9B
2015
2016
2017
2018
2019
2020
DIGITAL SALES

EXPANDING OPERATING MARGIN

We are on track to expand operating margin to 7% to 8% by 2023 through both gross margin expansion and lowering our SG&A expense rate. Our gross margin expansion will be driven by four key strategies: inventory management, sourcing cost savings, pricing and promotional optimization, and supply chain transformation.

We intend to reduce our SG&A expense rate to approximately 27% to 28% of revenue by 2023. We will accomplish this by driving greater store labor productivity, enhancing our marketing efficiency, and reducing technology and corporate costs.

THE ACTIVISTS' PLAN AND SLATE OFFER NO NEW VALUE-CREATING IDEAS

We have thoroughly evaluated each of the Activists' areas of focus and found that we are already addressing the vast majority of them through previously announced initiatives. Other proposals, such as selling assets through sale-leaseback transactions, reflect a short-term approach and risk destroying significant shareholder value.

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4 As an investment-grade rated company, sale-leaseback transactions are typically an ine_cient means to access capital. In addition, a sale-leaseback transaction would add operating risk (e.g., by increasing rent expense and leverage) and would likely negatively impact our investment-grade rated status. Further, we have a robust capital return strategy that will not be enhanced by a sale-leaseback, as we generate significant annual cash flow and have a long history of returning a meaningful portion to shareholders through dividends and share repurchases.    Set goal to reduce SG&A expense rate to approximately 27% to 28% of revenue by 2023 Reducing store labor by growing self-service to more than 25% of total in-store transactions (e.g., pick up, returns and checkout)    Decreasing technology costs through rebalancing internal/external labor, simplifying infrastructure and reducing support costs    Announced $100+ million of annualized expense savings through corporate restructuring actions in 2020 SG&A Costs Set a turn goal of 4.0x or higher    Executing an in-store de-densification strategy by removing fixtures and inventory to improve the overall customer experience    Transforming our brand portfolio by reducing choice count    Leveraging technology to achieve higher regular sell-through and reduced clearance levels    Q3 and Q4 2020 inventory turnover reached five- and ten-year highs, respectively Inventory Turns Kohl’s Previously Announced Plans and Results New Idea? Activists’ Proposals/ Areas of Focus

5 Simplifying pricing and promotional strategy by reducing number of general promotional o_ers and stackable o_ers, while increasing usage of price-led events to o_er more value every day Loyalty and Value Pivoting towards more productive categories like Active and Beauty and downsizing and/or exiting underperforming categories and brands    Transforming the brand portfolio through a much tighter, more focused assortment of private brands and iconic national brands, while continuously editing and bringing in newness and relevancy for customers Creating a more simplified and inspired shopping experience through greater storytelling and merchandising customer solutions (e.g., expanding the learnings from the Outfit Bar concept)    Continue to assert our leadership in the Active category through assortment expansion of key national brands, launch of private athleisure brand, FLX, and introduction of new brands like Calvin Klein and Eddie Bauer Merchandising Set goal to improve advertising to sales ratio to 4% or less by 2023    Increasing marketing ROI by shifting more of spend towards digital and improving response from existing channels like direct mail through targeting and personalization    Driving e_ciency with in-house digital marketing capabilities and accelerating use of machine learning algorithms to drive customer productivity    Reduced marketing spend 19% during 2H 2020 and improved marketing expense rate by 40+ basis points Marketing Strategy Effectiveness

6 KOHL’S BOARD HAS THE RIGHT SKILLS AND EXPERIENCE TO DRIVE GROWTH. Kohl’s has a diverse, highly experienced Board that is actively engaged in overseeing the execution of our new strategy and is holding management accountable for delivering continued growth and enhanced profitability. The Board will continue to be agents of change focused on creating shareholder value and will continue to evolve and adapt to the changing environment to deliver on commitments to shareholders. Heightened investments in recent years served to build capabilities and strengthen foundation to drive our long-term growth and e_ciency (e.g., technology, store productivity)    2021 capex expected to be in range of $550 to $600 million to facilitate installation of 200 Sephora at Kohl’s and new digital fulfillment center    Prior to pandemic-driven suspension in 2020, distributed $3.2 billion in dividends from inception in 2011    Reinstated a $0.25 per share quarterly dividend payable on March 31, 2021    Repurchased shares valued at $1.1 billion from 2017 to 2019    Plan to resume share repurchase program in 2021: $200 million to $300 million    Thoughtful execution of share repurchases over time, including reducing share count by more than 50% since 2007    Expect adjusted ROI to return to prior year levels with achievement of 7% to 8% operating margin Capital Allocation Industry leading loyalty program with 30 million members – new, simplified Kohl’s Rewards launched in 2020 leveraging iconic Kohl’s Cash    Q3 and Q4 2020 merchandise margin improved year-on-year driven by success of pricing and promotional strategies

7 Adrianne Shapira Frank V. Sica Stephanie A. Streeter Robbin Mitchell Jonas Prising John E. Schlifske Yael Cosset H. Charles Floyd Michelle Gass Michael Bender Peter Boneparth Steven A. Burd Kohl’s Board has added six new directors since 2016, refreshing the Board by 50%, as part of a continuous process. These changes reflect a deliberate internal assessment of the mix of necessary experience and skills of the Board and our ongoing dialogue with all our shareholders as to their perspectives on the Board’s composition. Kohl’s directors have a broader and more relevant palette of experience than the Activists’ slate of nominees: • All 12 of Kohl’s directors have extensive senior leadership experience and experience in retail or consumer-facing industries. All 12 of Kohl’s directors have public company board experience. Five members of the Board are current or former public company CEOs.    A majority of the Board is experienced in finance, accounting, or financial reporting, as well as technology, e-commerce or digital.    A majority of the Board is experienced in marketing, public relations or brand management, as well as operations management. In contrast, the Activists’ slate lacks critical relevant experience:    One of their nominees has presided over four companies that filed for bankruptcy. Three of their five nominees have not served on boards of retail companies of a comparable size to Kohl’s.    Two of their nominees have never served on a public company board. Finally, four of five of the Activists’ nominees lack meaningful digital experience, an area critically important to Kohl’s future growth, now representing 40% of our business. Vote the BLUE proxy card today to protect the value of your investment. Visit www.KohlsMomentum.com for more information. We look forward to engaging with you as the Annual Meeting approaches. As always, we appreciate your investment in Kohl’s, and we thank you for your time and consideration. Very truly yours,

8 Cautionary Statement Regarding Forward-Looking Information This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “strategy,” “preliminary,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to di_er materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute on and realize the benefits of our strategic plan, market conditions beyond our control, including the ongoing and evolving impact of the COVID-19 pandemic, that may negatively impact our stock price vis-à-vis industry analyst expectations and the risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them. YOUR VOTE IS IMPORTANT! Please refer to the enclosed BLUE proxy card for information on how to vote by telephone or by Internet, or simply sign and date the BLUE proxy card and return it in the postage-paid envelope provided. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, INNISFREE M&A INCORPORATED TOLL-FREE, at 1-877-717-3905.